EXHIBIT 10.01


                             EMPLOYMENT AGREEMENT

 This AGREEMENT is made this 1st day of May, 1999 ("Effective Date") by and between First Health Group Corp., a Delaware corporation headquartered in Illinois ("Company"), and Patrick G. Dills ("Employee").

                                  BACKGROUND

 A. Company desires to employ Employee, and Employee desires to be employed by Company.

 B. For and in consideration of the promises and of the mutual covenants hereinafter set forth, it is hereby agreed by and between the parties as follows:

                                  AGREEMENT

    1. Employment. Company hereby agrees to employ Employee to perform the duties set forth in Section 3 hereof ("Employee Services"). Employee hereby accepts employment to perform Employee Services for Employer under the terms and conditions of this Agreement.

    2. Term. The Initial Term of this Agreement will be for three years beginning on the Effective Date and will automatically renew, unless earlier terminated pursuant to Section 6 hereof.

    3. Duties. Employee will serve as Executive Vice President, Sales, or such other position as otherwise agreed from time to time by the parties, and perform all responsibilities and duties as are assigned, or delegated to Employee. Performance by Employee in any other position will be conclusive evidence of Employee's acceptance of the position. Employee represents that Employee's employment by Company and performance of the position will not violate or interfere with any employment-related agreement Employee may have entered into with any previous employer (a "Prior Employment Agreement").

    4. Time Commitment. Employee will devote Employee's time, attention and energies to the performance of Employee Services. Employee may not be associated with, consult, advise, work for, be employed by, contract with, or otherwise devote any of the Employee's time to the pursuit of any other work or business activities which may interfere with the performance of services hereunder.

    5. Compensation and Benefits. Company will pay the following compensation to Employee in full consideration for performance of Employee Services hereunder in accordance with Company's then-current payroll policies and procedures.

       (a) Salary. Employee will receive an annual salary of $265,000.00. This salary is payable in accordance with Company's then - current payroll policies and procedures. The annual salary may be subject to periodic increases as may be approved by Company.

       (b) Expenses. Company will reimburse Employee for all reasonable and necessary expenses incurred by Employee in connection with the performance of Employee Services upon submission by Employee of expense reports with substantiating vouchers, in accordance with the Company's then-current expense reimbursement policy.

       (c) Stock Options. Employee will be awarded the option to purchase 200,000 shares of Company common stock, adjusted for any stock splits, set by the Board of Directors of Company in accordance with the Company Stock Option Plan (the "Stock Options"). The award of the Stock Options is subject to (i) approval of the Board of Directors; and (ii) execution by Employee of the then-current Stock Option Agreement.

       (d) Benefits and Flexible Time Off. Employee shall be entitled to participate in such group life insurance, major medical, and other employee benefit plans (collectively "Benefit Plans") as established by Company in accordance with the applicable terms and conditions of such Benefit Plans, which Benefit Plans may be modified or discontinued by Company at any time; provided, however that Employee shall meet the requirements of the Benefit Plans for participation and in no event, including breach or wrongful termination of this Agreement, shall Employee be entitled to any amount of compensation in lieu of participation, unless otherwise provided by the terms of the Benefit Plan.

           Employee shall also be entitled to paid time off in accordance with Company's then-current Flexible Time Off (FTO) program. Employee shall accrue such FTO at the rate specified in the FTO program. Flexible Time Off shall be taken with due consideration for the services required of Employee and to the requirements of Company.

       (e) Incentive or Bonus Compensation. Employee may be eligible to receive incentive or bonus compensation based on factors established by Company in its sole discretion. Incentive or bonus payments, if any, shall be made in accordance with the then-effective applicable Company incentive or bonus plan as hereafter established in Company's sole discretion (the "Incentive Plan"). Unless otherwise specifically provided in the Incentive Plan, earned incentive compensation will be paid only while Employee is actively employed by Company; accordingly, if Employee ceases to be actively employed by Company, Employee will only receive a prorated portion of the earned incentive compensation for the period Employee was actively employed by Company. In the event the incentive or bonus compensation is calculated on an annual basis subsequent to Employee's termination, Employee will not be eligible to receive payment.

       (f) Commissions. All insurance sales commissions, if any, earned or received by Employee in connection with the employment of Employee pursuant to this Agreement shall be the sole and exclusive property of Company or its subsidiary companies, even if such commissions are earned or received by Employee after termination of this agreement.

    6. Termination.

       (a) Either party may terminate this Agreement at any time following the Initial Term, without cause and without any liability to Company, upon no less than one hundred and twenty (120) day's prior written notice. In such event, Employee, if requested by Company, will continue to render Employee Services and be paid Employee's regular compensation up to the date of termination in accordance with Company's then-current payroll policies and procedures.

       (b) Either party may terminate this Agreement at anytime for cause upon 14 days written notice. "Cause" includes, without limitation, breach of any provision of this Agreement or Employee's failure to adhere to the Company's policies and procedures, which failure is subject to cure, e.g. dress or behavior requirements. If the cause is not cured within the 14 day period, the Agreement may then be terminated by written notice. An opportunity to cure is not required if the party receiving notice of termination has previously been given notice of termination and the opportunity to cure the same or similar cause.

       (c) Company may terminate this Agreement by written notice at anytime (including during the Initial Term) immediately for the following reasons:
 (i) Death or legal incapacity of Employee; (ii) Employee's conviction of a felony; (iii) violation of the Company's policies not subject to cure; (iv) willful violation of the Company's policies or standards including without limitation, Corporate Compliance standards, confidentiality and nondisclosure; (iv) theft or dishonesty; or (v) the occurrence of any claim or threatened claim against Employee and/or Company relating to any Prior Employment Agreement.

       (d) Company may terminate  at any time  (including during the  Initial
 Term) by written notice upon Employee's other incapacity or inability to perform Employee Services for a period of at least 90 consecutive days because of impairment of Employee's physical, or mental health making it impossible or impractical for Employee to perform Employee Services.

       (e) Notwithstanding any other provisions of this Employment Agreement, employee may terminate employment from the Company at any time, including during the Initial Term, with 30 days notice due solely to a change in control of the Company and (i) his refusal to accept a reduction in base salary compensation; (ii) a material dimunition in job responsibilities; or
 (iii) a required relocation of the employee's residence. Employee's right to terminate under this provision will expire 60 days after it arises.

           "change in control" for the purposes of this provision means either

           (1) the ownership (whether direct or indirect) of shares in excess of 20 percent of the outstanding shares of common stock of the Company by a person or group of persons, or

           (2) the occurrence of any transaction relating to the Company required to be described pursuant to the requirements of item 14 of Schedule 14A of Regulation 14A of the Securities and Exchange Commission under the Securities Exchange Act of 1934, or

           (3) any change in the composition of the Board of Directors of the Company resulting in a majority of the present directors of the Company not constituting a majority two years hence provided, that in making such determination directors who were elected by, or on the recommendation of, such present majority, shall be excluded.

           If Employee exercises his right to terminate under this provision, Employee will receive as severence a cash payment equal to two years of salary at the rate in effect on the date of termination. Such payment will include all severance due to Employee under any Company severance plan but is not inclusive of any other benefit or right due or available to Employee under any other Company plan.

    7. Confidentiality. Employee agrees not to directly or indirectly use or disclose, for the benefit of any person, firm or entity other than Company and its subsidiary companies, the Confidential Business Information of Company. Confidential Business Information means information or material which is not generally available to or used by others or the utility or value of which is not generally known or recognized as a standard practice, whether or not the underlying details are in the public domain, including but not limited to its computerized and manual systems, procedures, reports, client lists, review criteria and methods, financial methods and practices, plans, pricing and marketing techniques as well as information regarding Company's past, present and prospective clients and their particular needs and requirements, and their own confidential information.

       Upon termination of employment under this Agreement, with or without cause, Employee agrees to return to Company all policy and procedure manuals, records, notes, data, memoranda, and reports of any nature (including computerized and electronically stored information) which are in Employee's possession and/or control which relate to (i) the Confidential Business Information of Company, (ii) Employee's employment with Company, or
 (iii) the business activities or facilities of Company or its past, present, or prospective clients.

    8. Restrictive Covenant. During the period of employment and for a period of one year from the date of termination of employment under this Agreement, with or without cause, Employee will not directly or indirectly, within the United States or in any foreign market in which Employee was engaged in activities on behalf of Company, own, engage in or participate in, in any way, any business which is similar to or competitive with any actual or planned business activity engaged in or planned by Company at the time the employment under this Agreement was terminated, if in the course of such ownership or employment, it could reasonably be anticipated that Employee would be required to use or disclose the Confidential Business
 Information of Company. However, this Agreement shall not prohibit ownership of up to 2% of the shares of stock of any such corporation whose stock is listed on a national securities exchange or is traded in the over-the-counter market.

       Employee further agrees that, for a period of one year after termination of employment under this Agreement, with or without cause, Employee will promptly notify Company of any business with whom Employee is associated or in which has an ownership interest and provide Company with a description of Employee's duties or interests.

       For a period of one year after termination of employment under this Agreement, with or without cause, Employee will not directly or indirectly, for the purpose of selling services and/or products provided or planned by Company at the time the employment under this Agreement was terminated, call upon, solicit or divert any actual customer or prospective customer of Company, unless employed by Company to do so. An actual customer, for purposes of this Section, is any customer to whom Company has provided services and/or products within one year prior to Employee's termination of employment under this Agreement. A prospective customer, for purposes of this Section, is any prospective customer to whom Company sought to provide services and/or products within one year prior to the date of Employee's termination of employment under this Agreement and Employee has knowledge of or was involved in such solicitation.

    9. Non-Solicitation of Employees. Employee further agrees that for a period of one year from the date of Employee's termination of employment under this Agreement, with or without cause, Employee shall not directly or indirectly solicit or hire any person who is currently or was an employee of Company at any time during the twelve months prior to Employee's termination of employment under this Agreement.

   10. Remedies. In the event Employee breaches or threatens to breach Sections 7, 8 or 9 of this Agreement, Company shall be entitled to injunctive relief, enjoining or restraining such breach or threatened breach. Employee acknowledges that Company's remedy at law is inadequate and that Company will suffer irreparable injury if such conduct is not prohibited.

       Employee and Company agree that, because of the difficulty of ascertaining the amount of damages in the event that Employee breaches
 Section 9 of this Agreement, Company shall be entitled to recover, at its option, as liquidated damages and not as a penalty, a sum equal to one year's annual salary of the employee(s) solicited to leave Company's employ. The parties further agree that the existence of this remedy will not preclude employer from seeking or receiving injunctive relief.

       Employee further agrees that the covenants contained in Sections 7, 8 or 9 shall be construed as separate and independent of other provisions of this Agreement and the existence of any claim by Employee against Company shall not constitute a defense to the enforcement by Company of either of these paragraphs.

   11. Property Rights. All discoveries, designs, improvements, ideas, inventions, creations, and works of art, whether or not patentable or subject to copyright, relating to the business of Company or its clients, conceived, developed or made by Employee during employment under this Agreement, either solely or jointly with others (hereafter "Developments") shall automatically become the sole property of Company. Employee shall immediately disclose to Company all such Developments and shall, without additional compensation, execute all assignments, application or any other documents deemed necessary by Company to perfect Company's rights therein. These obligations shall continue for a period of one year beyond the termination of employment under this Agreement with respect to Developments conceived, developed or made by Employee during the period of employment under this Agreement.

       Company acknowledges and agrees that the provisions of this section shall not apply to inventions for which no equipment, supplies, facility or trade secret information of Company or its clients were used by Employee and which were developed entirely on Employee's own time unless (a) such inventions relate (i) to the business of Company or (ii) to Company's actual or demonstrably anticipated research or development or (b) such inventions result from any work performed by Employee for Company.

   12. Assignments. Neither party shall have the right or power to assign any rights or duties under this Agreement without the written consent of the other party, provided, however, that Company shall have the right to assign this Agreement without consent pursuant to any corporate reorganization, merger, or other transaction involving a change of control of Company or any of its subsidiary companies. Any attempted assignment in breach of this
 Section 12 shall be void.

       If Employee performs services and duties for any subsidiary or other affiliated entity of Company, then the provisions of Sections 7, 8, 9 and 11 shall apply to the confidential information and business activities, property rights, clients, and employees of that subsidiary or other entity.

   13. Severability. Each section, paragraph, clause, sub-clause and provision (collectively "Provisions") of this Agreement shall be severable from each other, and if for any reason the paragraph, clause, sub-clause or provision is invalid or unenforceable, such invalidity or unenforceability shall not prejudice or in any way affect the validity or enforceability of any other Provision hereof.

   14. Miscellaneous.

       (a) This Agreement, the schedules and any amendments hereto contain the entire agreement of the parties with respect to the employment of the Employee and supersedes all other understandings, whether written or oral; provided, however, that Employee shall comply with all policies, procedures and other requirements of Company as established in the Colleague Handbook and Corporate Policy Manuals, not inconsistent with this Agreement.

       (b) Failure on the part of either party to insist upon strict compliance by the other with respect to any of the terms, covenants and conditions hereof, shall not be deemed a subsequent waiver of such term, covenant or condition.

       (c) The provisions of any paragraph containing a continuing obligation after termination shall survive such termination whether with or without cause and even if occasioned by Company's breach or wrongful termination.

       (d) This Agreement may not be modified except in writing as signed by the parties; provided, however, that Company may amend or terminate its Benefit Plans, Incentive Plan, Corporate Policies and/or employees' rules and regulations in its sole discretion.

       (e) In the event of litigation under this Agreement, the court shall have discretion to award the prevailing party reasonable attorney's fees.

    15. Governing Law. It is the intention of the parties hereto that all questions with respect to the construction, formation, and performance of this Agreement and the rights and liabilities of the parties hereto shall be determined in accordance with the laws of the State of Illinois. The parties hereto submit to the jurisdiction and venue of the courts of DuPage County Illinois in respect to any matter or thing arising out of this agreement pursuant hereto.

    16. Notices. Any notice required pursuant to this Agreement will be in writing and will be deemed given upon the earlier of (i) delivery thereof, if by hand, (ii) five business days after mailing if sent by mail (registered or certified mail, postage prepaid, return receipt requested),
 (iii) the next business day after deposit if sent by a recognized overnight delivery service, or (iv) transmission if sent by facsimile transmission or by electronic mail, with return notification (provided that any notice sent by facsimile or electronic mail shall also promptly be sent by one of the means described in clauses (i) through (iii) of this Section 16. All notices will be addressed as follows or to such other address as a party may identify in a notice to the other party:

      to Company:    First Health Group Corp.
                     3200 Highland Avenue
                     Downers Grove, Illinois 60515
                     Attn:  President and Chief Executive Officer
                     cc:General Counsel

      to Employee:   Patrick G. Dills
                     [ deleted for confidentiality ]


      IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement in the State of Illinois as of the day and year first above written.

                                 The Company:
                                 First Health Group Corp.

                                 By: ________________________
                                 Its: President and
                                      Chief Executive Officer

                                 Employee:
                                 ____________________________

                   FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
                          DATED MAY 1, 1999, BETWEEN
                         FIRST HEALTH GROUP CORP. AND
                               PATRICK G. DILLS


 THIS AMENDMENT is entered into this 1st day of February, 2000 ("Amendment Effective Date") by and between First Health Group Corp. ("Company") and Patrick G. Dills ("Employee").

 WHEREAS, Company and Employee have previously entered into a certain Employment Agreement, dated May 1, 1999 ("Agreement"); and

 WHEREAS, Company and Employee desire to amend the Agreement with respect to term and , compensation.

 NOW, THEREFORE, in consideration of the initial covenants and agreements set forth herein and in the Agreement, the parties agree as follows:

 1. Section 2 Term is deleted and replaced with the following: Term. Beginning on the Effective Date of the Agreement, the Initial Term of this Agreement will be through March 31, 2002,and will automatically renew, unless earlier terminated pursuant to Section 6 hereof.

 2. Effective on the Amendment Effective Date, Section 5(a) Salary is deleted and replaced with the following: Salary and Bonus. Employee will receive an annual base salary of $400,000. This salary is payable in accordance with Company's then-current payroll policies and procedures. The annual salary may be subject to periodic increases as may be approved by Company.

 IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to the Employment Agreement, in the State of Illinois, as of the date and year first above written.

                                 The Company:
                                 First Health Group Corp.

                                 By: ________________________
                                 Its: President and
                                      Chief Executive Officer

                                 Employee:
                                 ____________________________
                                 Patrick G. Dills

                   SECOND AMENDMENT TO EMPLOYMENT AGREEMENT
                          DATED MAY 1, 1999, BETWEEN
                         FIRST HEALTH GROUP CORP. AND
                               PATRICK G. DILLS


 THIS AMENDMENT is entered into this 10th day of January 2002 ("Amendment Effective Date") by and between First Health Group Corp. ("Company") and Patrick G. Dills ("Employee").

 WHEREAS, Company and Employee have previously entered into a certain Employment Agreement, dated May 1, 1999 ("Agreement"), amended February 1, 2000; and

 WHEREAS, Company and Employee desire to amend the Agreement with respect to term and time commitment.

 NOW, THEREFORE, in consideration of the initial covenants and agreements set forth herein and in the Agreement, the parties agree as follows:

 1. Section 2 Term is deleted and replaced with the following: Term. Beginning on the Effective Date of the Agreement, the Initial Term of this Agreement will be through December 31, 2003, and will automatically renew, unless earlier terminated pursuant to Section 6 hereof.

 2. Section 4 Time Commitment is amended by the addition of the following phrase to the second sentence of the Section: "; provided, however, that after March 31, 2003, Employee may request a reduction in his time commitment with an appropriate adjustment to compensation, which request will be given reasonable consideration by Company."

 IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment to the Employment Agreement, in the State of Illinois, as of the date and year first above written.

                                         The Company:
                                         First Health Group Corp.


                                         By:  _______________________
                                         Its: President and
                                              Chief Executive Officer

                                         Employee:
                                         ____________________________
                                         Patrick G. Dills